Emergent BioSolutions Statement on U.S. District Court Decision GAITHERSBURG, Md., June 5, 2020 — Today, the U.S. District Court for the District of New Jersey entered a decision in the patent litigation regarding NARCAN® (naloxone HCl) Nasal Spray 4mg/spray product. The Court ruled in favor of the Defendants, Teva Pharmaceuticals Industries Ltd. Emergent intends to appeal the decision to the Court of Appeals for the Federal Circuit. “We are understandably disappointed by the decision today,” said Doug White, senior vice president and devices business unit head at Emergent BioSolutions. “We remain committed to expanding awareness, maintaining affordability, and increasing access to NARCAN® Nasal Spray, to improving public health, and to assisting those dedicated to ending the opioid crisis.” Financial Considerations The company will provide an update to its 2020 financial outlook incorporating expectations related to this litigation, efforts to develop and manufacture COVID-19 vaccines and therapeutics, and any other relevant information when it reports its second quarter financial results. About Emergent BioSolutions Emergent BioSolutions is a global life sciences company whose mission is to protect and enhance life. Through our specialty products and contract development and manufacturing services, we are dedicated to providing solutions that address public health threats. Through social responsibility, we aim to build healthier and safer communities. We aspire to deliver peace of mind to our patients and customers so they can focus on what’s most important in their lives. In working together, we envision protecting or enhancing 1 billion lives by 2030. For more information visit www.emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent. ## Media Contact: Miko B. Neri Senior Director, Corporate Communications 240-631-3392 NeriM@ebsi.com Investor Contact: Robert G. Burrows Vice President, Investor Relations 240-631-3280 BurrowsR@ebsi.com